Exhibit 99.1

Encision Reports First Quarter Fiscal Year 2019 Results

BOULDER, Colo., Aug. 2, 2018 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2019 first quarter that ended June 30, 2018.

The Company posted quarterly net revenue of $2.40 million for a quarterly net income of $18 thousand, or $0.00 per diluted share. These results compare to net revenue of $2.36 million for a quarterly net income of $181 thousand, or $0.02 per diluted share, in the year-ago quarter. Net revenue for last year's quarter included net revenue of $255 thousand from an order for non-AEM product. Gross margin on net revenue was 54% in the fiscal 2019 first quarter and 57% in the fiscal 2018 first quarter. Gross margin on net revenue was lower in the current quarter as a result of product mix.

"We are very pleased to share good results and positive developments from our Q1," said Greg Trudel, President and CEO of Encision. "We had strong AEM product revenue growth, completed another profitable quarter, the FDA issued a Safety Communication that identified the patient risks of stray energy, and we are starting a new banking relationship with Bank of America.

"We had strong AEM product revenue growth of 14% year over year and 22% sequentially and posted a modest profit for the quarter. The increase of Sales and Marketing expense reflects the costs of increased direct sales representation, higher commissions on higher revenue, and higher commission rates on exceeded quotas. The investment to fortify our sales channel with direct sales representation to fill strategic gaps and supplant underperforming distribution relationships is showing promising results and we look forward to developing that strata further.

"During the quarter, the FDA issued a Safety Communication, 'Recommendations to Reduce Surgical Fires and Related Patient Injury: FDA Safety Communication' that describes the dangers of monopolar electrosurgery and the means to mitigate or eliminate this risk. The Safety Communication states that, 'In addition to serving as an ignition source, monopolar energy use can directly result in unintended patient burns from capacitive coupling and intra-operative insulation failure. If a monopolar electrosurgical units (ESU) is used: Do not activate when near or in contact with other instruments.' This Safety Communication will help to build awareness of the dangers of stray energy among health care providers. Encision applauds the efforts of the FDA to safeguard the American public from this very real and prevalent surgical risk." The Safety Communication was released by the FDA on May 29, 2018 and it may be found on the FDA's website at: https://www.fda.gov/MedicalDevices/Safety/AlertsandNotices/ucm608637.htm.

"Finally, Encision is happy to share that we obtained a new line of credit with Bank of America Merrill Lynch. The one-year revolving credit line is for up to $1 million and borrowing is based upon our accounts receivable and inventory. The line has a rate of 1-month LIBOR plus 2.75%. We appreciate this commitment and look forward to our relationship with Bank of America Merrill Lynch and the potential to expansion and growth that it enables."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended
	June 30, 2018	June 30, 2017
Net revenue	$2,404	$2,364
Cost of revenue	1,103	1,020
Gross profit	1,301	1,344
Operating expenses:
Sales and marketing	776	601
General and administrative	320	324
Research and development	167	221
Total operating expenses	1,263	1,146
Operating income (loss)	38	198
Interest expense and other expense, net	(20)	(17)
Income (loss) before provision for income taxes	18	181
Provision for income taxes	––	––
Net income (loss)	$18	$181
Net income (loss) per share—basic	$0.00	$0.02
Net income (loss) per share—diluted	$0.00	$0.02
Weighted average number of shares—basic	10,683	10,683
Weighted average number of shares—diluted	10,705	10,683

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	June 30, 2018	March 31, 2018
ASSETS
Cash and cash equivalents	$ 53	$ 114
Restricted cash	25	25
Accounts receivable, net	1,250	963
Inventories, net	1,236	1,437
Prepaid expenses	119	75
Total current assets	2,683	2,614
Equipment, net	314	349
Patents, net	264	270
Other assets	19	19
Total assets	$ 3,280	$ 3,252
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 450	$ 467
Accrued compensation	274	257
Other accrued liabilities	202	285
Line of credit	87	––
Deferred rent	30	30
Total current liabilities	1,043	1,039
Deferred rent	3	10
Total liabilities	1,046	1,049
Common stock and additional paid-in capital	23,830	23,818
Accumulated (deficit)	(21,596)	(21,614)
Total shareholders' equity	2,234	2,204
Total liabilities and shareholders' equity	$ 3,280	$ 3,252

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	June 30, 2018	June 30, 2017
Operating activities:
Net income (loss)	$ 19	$ 181
Adjustments to reconcile net income (loss) to cashgenerated by operating activities:
Depreciation and amortization	48	52
Share-based compensation expense	12	15
(Recovery from) provision for doubtful accounts, net	(3)	(15)
(Recovery from) inventory obsolescence, net	––	10
Changes in operating assets and liabilities:
Accounts receivable	(285)	73
Inventories	201	(82)
Prepaid expenses and other assets	(44)	(60)
Accounts payable	(17)	(9)
Accrued compensation and other accrued liabilities	(73)	(57)
Net cash generated by (used in) operating activities	(142)	108

Investing activities:
Acquisition of property and equipment	(5)	(16)
Patent costs	(1)	(15)
Net cash (used in) investing activities	(6)	(31)

Financing activities:
Paydown of credit facility, net change	87	(68)
Change in restricted cash	––	25
Net cash (used in) financing activities	87	(43)

Net increase (decrease) in cash and cash equivalents	(61)	34
Cash and cash equivalents, beginning of period	114	45
Cash and cash equivalents, end of period	$ 53	$ 79